EXHIBIT NO.3
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                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                               VIDEO UPDATE, INC.

         [originally incorporated under the same name on March 30, 1994]

1. The name of the corporation is Video Update, Inc.

2. The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3. The nature of the business or purposes to be conducted or promoted is:

         To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4. The total number of shares of stock which the Corporation shall have the authority to issue is Sixty-Seven Million (67,000,000) shares, Sixty Million (60,000,000) of which shall be Class A Common Stock, $.01 par value per share, Two Million (2,000,000) of which shall be Class B Common Stock, $.01 par value per share, and Five Million (5,000,000) of which shall be Preferred Stock, $.01 par value per share, amounting in the aggregate to Six Hundred Seventy Thousand and 00/100 Dollars ($670,000.00).

         Additional   designations  and  powers,   preferences  and  rights  and
qualifications, limitations or restrictions thereof of the shares of Preferred Stock shall be determined by the Board of Directors from time to time.

         Holders of Class A Common Stock shall have the right to cast one vote for each share held of record and holders of Class B Common Stock have the right to cast five votes for each share held of record on all matters submitted to a vote of the holders of Common Stock. The Class A Common Stock and Class B Common Stock shall vote together as a single class on all matters on which stockholders may vote, including the election of directors, except when class voting is required by applicable law.

         Shares of Class B Common Stock are automatically converted into an equivalent number of fully paid and non-assessable shares of Class A Common
Stock: (i) upon the death of the original record holder thereof or (ii) upon the sale or transfer of such shares of Class B Common Stock by the original record holder thereof. Each share of Class B Common Stock also is convertible at any time at the option of the holder into one share of Class A Common Stock; once such shares are converted into Class A Common Stock, they are retired and unavailable for future reissuance as Class B Common Stock.

         Holders of the Class A Common Stock and Class B Common Stock shall have equal ratable rights to dividends from funds legally available therefor, when, as and if declared by the Board of Directors and are entitled to share ratably, as a single class, in all of the assets of the Company available for distribution to holders of shares of Class A Common Stock and Class B Common Stock upon the liquidation, dissolution or winding up of the affairs of the Company.

5. The Corporation is to have perpetual existence.

6. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

         To make, alter or repeal the bylaws of the Corporation.

         To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation.

         To set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

         By a majority of the whole Board, to designate one or more committees, each committee to consist of one or more of the Directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. The bylaws may provide that in the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such agent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors, or in the bylaws of the corporation, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the certificate of incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease, or exchange of all or substantially all of the corporation's property and assets, recommending to the stockholders a dissolution of the corporation or a revocation of a dissolution, or amending the bylaws of the corporation; and, unless the resolution or bylaws expressly so provide, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock.

         When and as authorized by the stockholders in accordance with statute, to sell, lease or exchange all or substantially all of the property and assets of the corporation, including its goodwill and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property, including shares of stock in, and/or other securities of, any other corporation or corporation, as its board of directors shall deem expedient and for the best interests of the corporation.

         7. To the maximum extent permitted by Section 102(b)(7) of the General Corporation Law of Delaware, a director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability








(i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

         8. Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court or equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directors. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement to any reorganization of this corporation as consequences of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders of this corporation, as the case may be, and also on this corporation.

         9. Meetings of the stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the corporation. Elections of directors need not be by written ballot unless the bylaws of the corporation shall so provide.

         10. The corporation reserves the right to amend, alter, change, or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; except that any such amendment shall be made by the holders of at least two-thirds of the outstanding shares of Common Stock of the Corporation.

         IN WITNESS WHEREOF, this Restated Certificate of Incorporation, which only restates and integrates and does not further amend the certificate of Video Update, Inc., as heretofore amended or supplemented, there being no discrepancy between those provisions and the provisions of the Restated Certificate of Incorporation, has been duly adopted in accordance with Section 245 of the Delaware General Corporation Law, has been executed by its authorized officer this 31st day of December, 1996.

                                       VIDEO UPDATE, INC.


                                       By: /s/ Daniel A. Potter
                                           -------------------------------------
                                           Daniel A. Potter
                                           Chairman and Chief Executive Officer